EXHIBIT 10.5

August 5, 2004

Mr. Charles R. Eyler
3125 Collingswood Drive
El Dorado Hills, CA 95762

Dear Mr. Eyler:

This letter (the “Letter”) shall confirm our understanding as to the terms of your employment as Vice President of Finance for Cougar Biotechnology, Inc. (“Cougar”) should you accept such a position with Cougar.

1.
You shall receive an annual base salary equal to One Hundred Forty Thousand Dollars ($140,000.00), payable in accordance with Cougar’s normal payroll practices. Your employment shall commence on August 23, 2004 (the “Commencement Date”).

2.
At the sole discretion of Cougar’s Board of Directors (the “Board”), you shall receive an additional annual bonus of up to 50% of your base salary (the “Discretionary Bonus”), the amount of which shall also be determined solely by the Board and shall be based upon your performance on behalf of Cougar during the prior year. The Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion.

3.
As additional compensation for the services to be rendered by you pursuant to this Agreement, Cougar shall grant you stock options (“Stock Options”) to purchase 100,000 shares of Cougar’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price equal to $1.50. The Stock Options shall be governed by Cougar’s 2003 Stock Option Plan and shall vest, if at all, in two equal installments, on each of the first two anniversaries of your employment with Cougar. In connection with such grant, you shall enter into Cougar’s standard stock option agreement, which will incorporate the foregoing vesting schedule.

4.
You shall be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connection with Cougar’s business. Cougar will also reimburse you for your relocation expenses, up to an amount of Fifteen Thousand Dollars ($15,000.00); provided, however, that if your employment with Cougar is terminated prior to the first anniversary of the Commencement Date you shall return any such relocation reimbursement.

5.	You will be entitled to participate in the group medical coverage pursuant to the group policy of Cougar.

6.	Your employment shall be on an at-will basis and will be subject to, and you will be required to sign (a) Cougar’s employee manual and (b) a confidentiality, inventions and non-compete agreement.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this Letter in the space provided and returning a copy to me.

             Very truly yours,

Cougar Biotechnology, Inc.

By: /s/ Alan H. Auerbach
Name: Alan H. Auerbach Title: Chief Executive Officer

Agreed and Accepted:

By: /s/ Charles R. Eyler
Name: Charles R. Eyler
Date: